Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of January 23rd ,2012 (the “Effective Date”) between Mevion Medical Systems, Inc., a Delaware corporation (the “Company”), and Michael Cogswell (the “Executive”).

WHEREAS, the Company desires to employ Executive and the Executive desires to be employed by the Company beginning on or before February 6, 2012, unless another date is mutually agreed to by Executive and the Company (the actual first day of employment shall be the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties; No Conflicts.

(a) The Executive shall serve as the Senior Vice President of Marketing and Sales for the Company. The Executive shall report to, take direction from and assume such duties and responsibilities as are assigned to him by the Company’s Chief Executive Officer (“CEO”) or such other person designated by the CEO from time to time, provided Executive’s primary duty shall be to secure sales of the Company’s products. The Executive shall devote his full working time and efforts to the business and affairs of the Company provided Executive is permitted to engage in religious, charitable or other community activities provided such activities do not interfere with Executive’s duties to the Company. Further, any outside business activities, including directorships, must be disclosed to the Board and may not interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

(b) The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement (including Exhibit 1) as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to his employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(c) Executive shall maintain a home office or executive suite office (the “Place of Employment”) within a 50-milc radius of an international airport within the 48 contiguous states of the United States of America.

2. Compensation and Related Matters.

(a) Recoverable Draw. The Executive’s annual recoverable draw rate shall be $300,000 per year (or $25,000 per month) (the “Draw”). The Executive’s draw rate shall be subject to review annually by the CEO, Board, or the Compensation Committee. The annual recoverable draw in effect at any given time is referred to herein as “Draw.” The Draw shall be payable in a manner that is consistent with the Company’s usual payroll practices and is subject to repayment in accordance with this Agreement.

(b) Commissions. The Executive shall be eligible to earn commissions pursuant to the Agreement, as made be amended from time to time. This Section 2(b) shall apply from the Commencement Date through the end of FY2012 and shall be amended for each fiscal year after FY2012 at the discretion of the Company. From the Commencement Date until December 31, 2012, Executive’s Commissions shall be based on the Commission Schedule of Table 1. Commissions shall be accrued based on (i) the Commission amount corresponding to the Sales Price of an order booked by the Company for a MEVION S250 Proton Therapy System (“US Commission” for facilities in the United States or “x-US Commission” for facilities not in the United States), and (ii) the Commission amount corresponding to the dollar amount of the associated down-payment received at the time of the order (“Down Payment Commission”). For avoidance of doubt, the Commission amount based on the Sales Price is different for orders booked for US customers and x-US customers. If the Sales Price or the Down Payment amount falls between values on the schedule the corresponding commission value shall be calculated by pro-rating the commission amounts of the Sales Prices immediately above and below the booked Sales Price or the commission amounts of the Down Payments immediately above and below the booked down payment respectively. Once an order is “booked” (as determined by the Company in good faith) or a Down Payment is received, a Commission is accrued, although it is not yet due or payable. Collectively, all accrued Commissions shall be the “Outstanding Commissions.”

Table 1. Commission Schedule

Sales Price ($MM)	15	16	17	18	19	20	21	22	23	24
US Commission ($K)	0	0	0	50	75	100	125	150	175	200
x-US Commission ($K)	0	0	0	0	25	50	75	100	125	150

Down Payment ($MM)	0	0.5	1	1.5	2	2.5	3	3.5	4	4.5
Down Payment Commission ($K)	0	10	25	44	63	81	100	119	138	156

(c) Payment of Commissions. At the pay period immediately after the Executive’s Outstanding Commissions exceeds the annual Draw, the Company shall pay the Executive the difference between the then Outstanding Commissions and the annual Draw. Thereafter, the Company shall pay the Executive any additional Outstanding Commissions in each pay period through the end of 2012. If Executive’s employment is terminated under Sections 3(a), 3(b), 3(d) or 3(e), all Outstanding Commissions that the Executive is eligible to receive beyond the annual Draw per this paragraph shall be paid upon termination. If the Executive’s employment is terminated under Section 3(c), the Executive shall not be entitled to any additional payments.

(d) Equity Grants. The Company shall grant the Executive 80,000 shares of the Company’s Common Stock in the form of stock options (the “Grant”). The exercise price per share of the Grant shall be based on the “fair market value” of the shares on the date of the Grant. The Grant shall be subject to the other terms and conditions set forth in the applicable stock option. The Grant shall vest as follows:

(i) 50,000 shares of Common Stock shall be subject to four year vesting with one fourth of such shares to vest after one year and the remaining shares to vest monthly in 36 equal parts over the remaining 36 months;

(ii) 15,000 shares of Common Stock shall vest upon the Company booking a minimum of five (5) orders for MEVION S250 Proton Therapy Systems, provided that such vesting shall only occur if (i) at least five orders are booked between the Commencement Date and January 31, 2013; (ii) the average selling price based on all orders booked between the Commencement Date and January 31, 2013 is greater than $19.6MM, and (iii) the average down-payment based on all orders booked between the Commencement Date and January 31, 2013 is equal to or greater than S2.7MM;

(iii) 15,000 shares of Common Stock shall vest, upon the Company booking a minimum of nine (9) orders for MEVION S250 Proton Therapy Systems, provided that such vesting shall only occur if (i) at least nine (9) orders are booked in 2013; (ii) the average selling price based on all orders booked in 2013 is greater than S19.6MM and (iii) the average down-payment based on all orders book in 2013 is equal to or greater than $2.7MM.

(iv) For the purposes of Sections 2(d)(ii) and 2(d)(iii), if the first order booked in the month of January 2013 will fulfill the fifth order of Section 2(d)(ii), it shall be counted for that purpose and it shall not be counted for the required orders to achieve the nine order requirement of Section 2(d)(iii).

(e) Ordinary Expenses. The company shall provide a monthly office allowance up to $1000.00 per month, to cover office space, office supplies and/or other materials for the use by Executive in connection with his duties performed under this Agreement (“Office Allowance”). The Executive shall also be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior employees.

(f) Other Benefits. The Executive shall be entitled to participate in or receive benefits under all of the Company’s employee benefit plans or programs that generally are made available by the Company to employees of similar rank and tenure, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any specific plan or program, to maintain the effectiveness of any such plan or program or to allow employees at any particular level to participate in any such plan or program.

(g) Vacation. The Executive shall be entitled to accrue up to twenty (20) paid vacation days in each year, which shall be accrued ratably beginning on the Commencement Date. In other respects, the Company’s vacation policy, as may be in effect from time to time, shall apply.

(h) Life Insurance. The Company shall purchase and maintain for the Executive during Executive’s employment a Term Life Insurance policy with a death benefit of SIMM payable to the Executive’s designated beneficiary.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting an act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (iv) a material breach by the Executive of any of the provisions contained in Section 7 of this Agreement including, without limitation, any of the provisions of Exhibit 1, which is incorporated by reference into Section 7; (v) a material violation by the Executive of any of the Company’s written employment policies or procedures; (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vii) substantial underperformance by the Executive of the duties assigned to him by the CEO as determined in good faith by the CEO, which substantial underperformance continues for a period of 30 days after the Executive receives written notice from the CEO identifying the performance failure(s).

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; or (ii) the material breach of this Agreement by the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of the Executive’s responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 20 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any unpaid expense reimbursements, (ii) any accrued but unused vacation, and (iii) if the Executive’s employment is terminated under Sections 3(a), 3(b), 3(d) or 3(e), any Outstanding Commissions that exceed the annual Draw (together, the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination. In the event the Executive’s employment is terminated pursuant to Section 3(c), the Executive shall be required to repay the portion of the Draw that Executive received for the year in which the Date of Termination occurred (“Year of Termination”) minus any Outstanding Commission for the Year of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or if Executive terminates his employment with the Company for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive signing and not revoking a separation agreement that includes a general release of claims in favor of the Company and related persons and entities in a form and manner reasonably satisfactory to the Company (the “Release”):

(i) for a period of three (3) months, the Company shall continue to pay the Executive the Draw at the rate in effect on the Date of Termination (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s regular payroll practices over three (3) months, beginning on the first payroll date that occurs thirty (30) days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment;

(ii) subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Company’s payment obligation shall cease upon the earlier of three (3) months following the Date of Termination or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries related to COBRA eligibility;

(iii) the options granted under Section 2(d)(i) shall, on the Date of Termination, vest as to the number of option shares that would otherwise have vested as of the date three (3) months from the Date of Termination and all vested options granted under Section 2(d) shall not terminate (and Executive may exercise such options) for ninety (90) days following the Date of Termination, except in cases of termination due to death or disability in which case the Executive, and in the case of death, Executive’s beneficiaries may exercise such vested options for a period of twelve (12) months following such event, but in no event shall the vested options be exercised later than the scheduled expiration date of the options.

Notwithstanding the foregoing, if the Executive materially breaches any of the provisions contained in Section 7 of this Agreement including, without limitation, any of the provisions contained in Exhibit 1, which is incorporated by reference into Section 7, in addition to all legal and equitable remedies it may have, the Company shall have the right to terminate or suspend all payments of the Severance Amount and the Benefit Continuation and such cessation of the Severance Amount payments and Benefit Continuation shall not affect Executive’s continuing post-employment obligations.

5. Acceleration in Connection with a Change in Control. In connection with a Change in Control all of the Executive’s unvested stock options as granted in Section 2 (d) (i) shall immediately accelerate and become fully exercisable or nonforfeited.

For purposes of this Agreement, a “Change in Control” shall mean the (x) consolidation or merger of the Company into or with any other entity or entities (except a consolidation or merger into a subsidiary or merger in which the Company is the surviving corporation and the holders of the Company voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock of the subsidiary or surviving corporation outstanding immediately following the transaction), (y) the sale, transfer, lease or other disposition by the Company of all or substantially all its assets, or (z) the sale, exchange or transfer by the Company’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person or entity if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) Restrictive Covenant. The Executive agrees to comply with the Executive Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached hereto as Exhibit 1, the terms of which are hereby incorporated by reference into this Agreement.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, provided the Company pays the Executive’s reasonable and documented expenses, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the

Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local agency, administrative body or other regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(c) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Consent to Jurisdiction. The parties hereby agree that the state and federal courts in Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision that is incorporated herein by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing and shall be sufficiently given if personally delivered, transmitted by facsimile, sent by electronic transmission or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested, addressed as follows: if intended for the Company’s principal office or if intended for the Executive, at the last address the Company has on file for the Executive. Notices shall be deemed to have been given and received: (a) if personally delivered, at the time of receipt; (b) if transmitted on a business day by electronic transmission with confirmation of receipt or by facsimile with machine-generated confirmation of transmission without notation of error, on the business day it is sent if sent before 5:00 p.m. local time of the recipient, otherwise the next business day; (c) if mailed, on the second Business Day after it is mailed, and (d) if sent by overnight courier, on the next Business Day after it is sent. The provisions of this Section 14 shall not prohibit the giving of written notice in any other manner; provided, however, that any such written notice shall be deemed given only when actually received.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company, provided that Section 2(b) shall be amended unilaterally by the Company for each fiscal year during which the Executive is employed by the Company.

16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Mevion Medical Systems, Inc.

By:	/s/ Joseph Jachinowski

Name: Joseph K. Jachinowski
Its: CEO

By:	/s/ Michael S. Cogswell

Name: Michael Cogswell
Address:

July 11, 2014

Michael Cogswell

4571 Surrey Way

Evansville IN 47725

Dear Mike,

Pursuant to Section 2(a) and 2(b) of your employment agreement with the Company entered as of January 23, 2012 (the “Agreement”), the following changes to your compensation plan are effective as of today, July 11th, 2014. Capitalized terms shall have the meanings defined in the Agreement.

1. Section 2(a) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

“Recoverable Draw. The Executive’s annual recoverable draw rate shall be $300,000 per year (or $25,000 per month), except as reduced pursuant to Section 2(c) below or as modified by the CEO, Board, or the Compensation Committee from time to time. The annual recoverable draw in effect at any given time is referred to herein as “Draw.” The “Quarterly Draw” shall mean the Draw as of the beginning of the fiscal year divided by four (4). The Draw shall be payable in a manner that is consistent with the Company’s usual payroll practices and is subject to repayment upon termination of employment if sufficient Commissions are not earned pursuant to Section 2(b) to cover such Draw.”

2. Section 2(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text and Table 1:

“Commissions. The Executive shall be eligible to earn commissions (“Commissions”) pursuant to the Agreement, as may be amended from time to time. This amended Section 2(b) shall apply from June 1, 2014 through September 30, 2014 (“Period”) and shall be amended for each fiscal year after September 30, 2014 at the discretion of the Company. During Period, Executive’s Commissions shall be based on the “Commission Schedule” set forth in Table 1, except as provided in Section 2(c) below. Commissions shall be accrued based on (i) the Commission amount corresponding to the sales price (“Sales Price”) of an order booked by the Company for a MEVION S250 Proton Therapy System for sales made in territories without a Mevion Distributor, Reseller or Agent (“Direct Sales Commission”) and “Distributor/Reseller/Agent Based Commission” for sales made in territories with a Mevion

Distributor, Reseller or Agent, and (ii) the Commission amount corresponding to the dollar amount of the associated non-refundable down payment (“Down Payment”) received at the time of the order (“Down Payment Commission”). For avoidance of doubt, the Commission amount based on the Sales Price is different for orders booked for territories with a Distributor, Reseller or Agent versus a territory without a Distributor or Agent. If the Sales Price or the Down Payment amount falls between values on the Commission Schedule the corresponding commission value shall be calculated by pro-rating the commission amounts for the Sales Prices immediately above and below the booked Sales Price or the commission amounts for the Down Payments immediately above and below the booked Down Payment respectively. Once an order is “booked” (as determined by the Company in good faith with the minimum criteria of a non-refundable Down Payment of at least $1MM and with a fully executed end-user contract with Mevion, Distributor, or Reseller), a Commission is accrued, although it is not yet due or payable. Collectively, accrued Commissions for a given time period shall be the “Outstanding Commissions.””

Table 1. Commission Schedule

Sales Price ($MM)	15	16	17	18	19	20	21	22	23	24
Direct Sales Commission ($K)	0	0	0	50	75	100	125	150	175	200
Distributor/Agent Based Sales
Commission ($K)	0	0	0	25	50	75	100	125	150	175

Down Payment ($MM)	0	0.5	1	1.5	2	2.5	3	3.5	4	4.5
Down Payment Commission ($K)	0	10	25	44	63	81	100	119	138	156

2. Section 2(c) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following text:

“Payment of Commissions. “Commissionable Event” means the occurrence of an event when a commission is accrued per Section 2(b) of the Agreement. “YTD Commissions” means the sum of all commissions accrued year-to-date. “YTD Compensation” means the sum of all Commissions, Recoverable Draw, and bonuses paid year to date.

At the pay period immediately after the occurrence of a “Commissionable Event,” a commission shall be paid for the pay period, if and only if the YTD Commissions are greater than the YTD Compensation. The amount of commission due shall be the YTD Commissions minus the YTD Compensation. At each pay period, if the YTD Compensation exceeds the annual Recoverable Draw, the portion of the Recoverable Draw due for that pay period and all subsequent pay periods in the year shall no longer be paid, and thereafter the Executive shall be responsible to pay to the Company the employee portion of his elected benefits for continued coverage.

3. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

MEVION MEDICAL SYSTEMS, INC.

Name: Joseph K. Jachinowski Title: President & CEO